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                                                                    Exhibit 23.3

               [LETTERHEAD OF MORRIS, NICHOLS, ARSHT & TUNNELL]

                               February 4, 1998



Patton Boggs, L.L.P.
2550 M Street, N.W.
Washington, DC  20037

Ladies and Gentlemen:

          We hereby consent to the filing of our opinion to you concerning certain matters of Delaware law in connection with the subscription and community offering (the "Offering") by First Source Bancorp, Inc., a Delaware corporation (the "Company"), of shares of its common stock, par value $.01 per share, in draft or final form, as an exhibit to (i) the Registration Statement filed with the Securities and Exchange Commission by the Company in connection with the Offering, and all amendments thereto, and (ii) the Application for Conversion filed with the Office of Thrift Supervision in connection with the reorganization of First Savings Bank, SLA, (the "Bank"), and First Savings Bancshares, MHC, the mutual holding company of the Bank, into a stock holding company structure, and all amendments thereto, and to the reference to this firm in the "Legal Matters" section of the Prospectus relating to the Offering.

                                    Very truly yours,

                                    /s/ Morris, Nichols, Arsht & Tunnell